Exhibit 10.19

Description of Non-Employee Director Compensation Policy, as amended as of November 14, 2011

Fees. Pursuant to the Non-Employee Director Compensation Policy (the “Policy”), non-employee members of the Board of Directors (the “Board”) of OraSure Technologies, Inc. (the “Company”) receive fixed annual fees for service on the Board and for service on Committees of the Board, as set forth below. The fees are payable quarterly in arrears.

Position	Annual Fee
Board Chairman	$60,000
Non-Chairman Board Member	$40,000
Audit Chairman	$18,000
Compensation Chairman	$15,000
N&CG Chairman	$8,000
Non-Chairman Audit Member	$8,000
Non-Chairman Compensation Member	$6,000
Non-Chairman N&CG Member	$4,000

Initial Equity Awards. Non-employee Directors receive an initial grant of 40,000 stock options for the Company’s Common Stock upon joining the Board (the “Initial Grant”). An additional grant of 40,000 stock options is also made to any non-employee Director who becomes Chairman of the Board (the “Chairman Grant”). The options granted to non-employee Directors are nonqualified stock options and have an exercise price equal to the mean between the high and low sales prices of the Company’s Common Stock as quoted on the NASDAQ Stock Market on the grant date. Each Initial Grant and Chairman Grant generally vest on a monthly basis over the 24 months immediately following the grant date. Payment of the exercise price may be made in cash or by delivery of previously acquired shares of Common Stock having a fair market value equal to the aggregate exercise price.

Annual Equity Awards. During 2011, each non-employee Director received an annual grant of 15,000 restricted shares (the “Annual Grant”) of the Company’s Common Stock, except for the Chairman of the Board, who received an Annual Grant of 25,000 restricted shares. Consistent with past practice, these Annual Grants were made on the annual equity grant date for officers and other employees of the Company. In November 2011, the Board amended the Policy to change both the method of determining and the timing of Annual Grants to non-employee Directors. The method was changed from an annual award of a fixed number of restricted shares to a value-based award method, with the value determined by the Board based on advice from an independent compensation consultant engaged by the Board’s Compensation Committee and an assessment of director equity awards made at comparable diagnostics and healthcare companies. The Board also changed the timing of Annual Grants to occur at the same time as the Company’s Annual Meeting of Stockholders, beginning with the Annual Grants to be made in 2013. In order to transition to this new timing, the Board determined that for 2012 a value-based Annual Grant of restricted shares (the “2012 Transitional Grant”) would be made to non-employee Directors on the annual equity award date for the Company’s officers and employees during 2012.

Under the amended Policy, as described above, Annual Grants of restricted shares have been or will be made pursuant to the values set forth in the following table:

Board Position	2012 Transitional Grant	Annual Grants For 2013 and Beyond
Chairman	$150,000	$120,000
Non-Chairman Director	$100,000	$80,000

The dollar value of each Annual Grant is converted into restricted shares by dividing the above values by the average of the high and low sales prices of the Company’s Common Stock, as reported on the NASDAQ Stock Market on the grant date. Annual Grants of restricted stock generally vest on the date that is twelve months from the date of grant, except that the 2012 Transitional Grants vest on the date of the Company’s 2013 Annual Meeting of Stockholders. Non-employee Directors are permitted to direct the Company to withhold restricted shares in order to pay tax withholding obligations arising upon the vesting of such shares.

Other Terms of Director Equity Awards. The Board and/or Compensation Committee retain the discretion to make equity awards that are different than as described above. In particular, the Board and/or Compensation Committee may adjust the number of shares awarded to an individual Director or to all Directors as a group, as deemed necessary or appropriate, in light of market or other conditions or if deemed necessary to meet burn rate limits, dilution or overhang targets or other restrictions set forth in applicable corporate governance or proxy advisory firm guidance.

Any unvested stock options and restricted shares granted to non-employee Directors will vest in their entirety immediately upon the occurrence of a “change of control” of the Company. As defined in the Company’s Stock Award Plan, a change of control means a change of control that would be required to be reported under the Securities Exchange Act of 1934, as amended, and would be deemed to have occurred at such time as (i) any person, or more than one person acting as a group within the meaning of Section 409A of the Internal Revenue Code (the “Code”), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; (ii) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock; (iii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) a person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions. In addition, if a non-employee Director leaves the Board for any reason other than a change of control, prior to the end of the vesting period for the 2012 Transitional Grant or any Annual Grant of restricted shares, such award shall immediately vest on a pro-rata basis based on the actual duration of such Director’s service to the Board during such vesting period.